EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

     We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated January 30, 2002, except as to the first paragraph of Note 16, which is as of February 14, 2002, the second paragraph of Note 16, which is as of March 22, 2002, and the third paragraph of Note 16, which is as of March 26, 2002, contains an explanatory paragraph that states that the Company adopted the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.


                                          /s/ KPMG LLP

Princeton, New Jersey
May 2, 2002